Exhibit 99.2

Brag House Holdings, Inc. 45 Park Street Montclair, NJ 07042 braghouse.com

Via Email

May 14, 2025

[Name and Address]

Re:	Naked Short Selling

To Whom It May Concern:

I write regarding recent trading activity in the stock of Brag House Holdings, Inc. (“Brag House” or the “Company”), which trades on the Nasdaq Stock Exchange under the ticker “TBH.” Last month Brag House initiated an investigation into recent trading activity in our stock and we have since identified preliminary data suggesting the Company may have been the subject of illegal naked short selling. Accordingly, the Company requests you open an immediate investigation into the suspected illegal trading activity in Brag House stock.

On March 31, 2025, the Company’s stock closed at $6.61 and subsequently closed at $1.27 on April 1, 2025, an 80.79% decrease in the Company’s stock price in one trading day. The Company has identified a large trade on April 1, 2025 that the Company believes may have triggered subsequent naked short selling by certain funds and traders. Moreover, based on settlement data the Company received from DTC, the Company did not see anywhere near the quantity of the settlement of shares that it expected to see based on the large number of shares that traded on April 1, 2025. The Company believes this lack of settlement of shares may be evidence of naked short selling.

On each of April 1, 2, and 3, 2025, the total volume of shares traded nearly equaled the Company’s public float. Specifically, on April 1, 2025, the trading volume was nearly three times the size of the shares of its initial public offering. Because of this unusually high trading activity, there were a total of nine trading halts in the Company’s stock on April 1, 2025. In addition, the Company appeared on Nasdaq’s circuit breaker list on both April 1 and April 2, 2025. Meanwhile, financing rates to borrow Brag House’s stock averaged over 115% in the month of April 2025 making it extremely expensive to borrow the Company’s stock which is often an indicator of a high demand to borrow the stock. Brag House stock was also subject to persistent failures to deliver in the second half of March and the first week of April 2025 based on data published by the SEC.

Date	Fails to Deliver
March 19, 2025	427,073
March 20, 2025	28,465
March 21, 2025	15,741
March 24, 2025	25,622
March 25, 2025	5,253
March 26, 2025	46,046
March 27, 2025	12,794
March 28, 2025	8,062
March 31, 2025	24,815
April 1, 2025	22,568
April 2, 2025	12,230
April 3, 2025	24,041
April 4, 2025	17,622

Brag House Holdings, Inc. 45 Park Street Montclair, NJ 07042 braghouse.com

The Company has observed persistent discrepancies between the shares that are reported as beneficially owned by non-objecting beneficial owners (NOBOs) and objecting beneficial owners (OBOs) to Broadridge and other similar institutions and the shares that are reported to the Depository Trust Company. While minor occasional discrepancies can result from reporting delays or clerical errors, persistent discrepancies in beneficial ownership can imply that there may be fictious shares circulating in the market. The presence of fictious shares in the market would artificially increase the supply of shares available for short selling and may help facilitate naked short selling.

Brag House is not aware of any material undisclosed information or corporate developments that contributed to the decline in its stock price or unusually high trading volume. Taken together, the Company believes that the pricing volatility in the Company’s stock, unusual trading volume, high financing rates to borrow the Company’s stock, multiple halts to trading, and persistent failures to deliver form a compelling pattern indicative of artificial selling pressure and suggests the presence of illegal naked short selling.

Naked short selling is illegal and damages stockholder value in a company by artificially pushing its stock price down. Common indicators of abusive naked short selling include unusually high trading volume, high financing rates to borrow stock, and persistent failures to deliver that culminate in significant downward pressure on a company’s stock. These same indicators are present in the trading activity of Brag House’s stock.

As such, I respectfully request that you immediately open an investigation to determine the nature and extent of any illegal naked short selling activity in the Company’s stock. Brag House and our advisors stand ready to assist your efforts in any way possible.

Please contact me with any questions.

Sincerely,

Lavell Juan Malloy, II

CEO and Chairman, Brag House Holdings, Inc.